Securities and Exchange Commission
Washington, D.C. 20549

         Re:  United Vanguard Homes, Inc.
              File No. 0-5097

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of United Vanguard Homes, Inc. dated July 20, 1999 and agree with the statements contained therein, except for the information contained in the second sentence of the first paragraph for which we have no basis for agreeing or disagreeing.

Very truly yours,


/S/ GRANT THORNTON LLP
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GRANT THORNTON LLP